                                 Exhibit 11.1
             Statement Regarding Calculation of Per Share

 Earnings
                                                                             Years Ended December 31,
                                                                 (dollars in thousands, except per share amounts)
                                                                        1993          1994         1995
                                                                        ----          ----         ----
Primary and Fully Diluted:
Average shares outstanding (1) ....................................   2,589,285    5,749,999    6,595,728
Net effect of dilutive stock options - based on the
 treasury stock method using average market price .................          --       42,386           --
    Total .........................................................   2,589,285    5,792,385    6,595,728
                                                                     ===========  ===========  ===========

Net (loss) income .................................................   $ (17,781)   $   1,836   $   (4,396)
Less: preferred stock dividends and accretion .....................         557          348          291
Net  (loss) income attributable to common shareholders ............     (18,338)       1,488       (4,687)
                                                                     ===========  ===========  ===========

Net (loss) income per common share ................................   $   (7.08)   $    0.26   $    (0.71)
                                                                     ===========  ===========  ===========

(1) Calculation of weighted average shares for each period reflect stock split effective October 7, 1993.


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